Exhibit 4.4
DESCRIPTION OF SECURITIES
        The following description of the terms of our Class A and Class B common stock is not complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation (the “Certificate of Incorporation”) and amended and restated bylaws (the “Bylaws”), each previously filed with the Securities and Exchange Commission (“SEC”) and incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.4 is a part, as well as to the applicable provisions of the Delaware General Corporation Law.
General
        Our Certificate of Incorporation authorizes us to issue up to 2,000,000,000 shares of Class A common stock, up to 300,000,000 shares of Class B common stock, and up to 100,000,000 shares of preferred stock with such rights and preferences as may be determined by our board of directors.
        Our Class A common stock, par value $0.0005 per share, is listed on the Nasdaq Global Select market, under the symbol “CRWD” and began trading on June 12, 2019. Prior to that date, there was no public trading market for our Class A common stock. There is no public trading market for our Class B common stock, par value $0.0005 per share.
        There is no preferred stock outstanding.
Common Stock Rights
        The rights of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.
        Dividend Rights
        We have never declared or paid any dividends on our capital stock. Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive ratably any dividends declared by our board of directors out of assets legally available.

        Voting Rights
Shares of our Class A common stock are entitled to one vote per share. Shares of our Class B common stock are entitled to 10 votes per share. The holders of our Class A common stock and Class B common stock generally vote together as a single class on all matters submitted to a vote of our stockholders unless otherwise required by Delaware law or our Certificate of Incorporation.
Our Certificate of Incorporation provides that prior to the Final Conversion Date (as defined below), we shall not, without the prior affirmative vote of the holders of two-thirds of the outstanding shares of Class B common stock, voting as a separate class, in addition to any other vote required by applicable law or our Certificate of Incorporation:
•directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend, repeal or adopt any provision of our Certificate of Incorporation inconsistent with, or otherwise alter or change, any provision of our

Certificate of Incorporation that modifies the voting, conversion or other rights, powers, preferences, privileges or restrictions of the shares of Class B common stock;
•reclassify any outstanding shares of Class A common stock into shares having (i) rights as to dividends or liquidation that are senior to the Class B common stock or (ii) the right to have more than one vote per share, except as required by law; or
•issue any shares of Class B common stock (other than shares of Class B common stock originally issued by us after our initial public offering pursuant to the exercise or conversion of options or warrants or settlements of RSUs that, in each case, were outstanding as of the date of our initial public offering).
Additionally, Delaware law could require either holders of our Class A common stock or
Class B common stock to vote separately as a single class in the following circumstances:
•if we were to seek to amend our Certificate of Incorporation to increase or decrease the par value of a class of our capital stock, then that class would be required to vote separately to approve the proposed amendment; and

•if we were to seek to amend our Certificate of Incorporation in a manner that alters or changes the powers, preferences, or special rights of a class of our capital stock in a manner that affected its holders adversely, then that class would be required to vote separately to approve the proposed amendment.

Liquidation Rights
Upon our liquidation, dissolution, or winding up, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights.
No Preemptive or Similar Rights
Our common stock is not entitled to preemptive rights, and there are no redemption or sinking fund provisions applicable to the common stock.
        Conversion Rights

        Each share of Class B common stock will automatically convert into one share of Class A common stock on the Final Conversion Date, which is the earliest of (X) the date specified by the holders of two-thirds of the then outstanding shares of our Class B common stock voting as a separate class, (Y) the date on which the number of outstanding shares of our Class B common stock represents less than 5% of the number of outstanding shares of our Class A common stock and our Class B common stock, taken together as a single class, provided that shares of Class A common stock issued after our initial public offering in connection with any acquisition by us or any of our subsidiaries of the securities, business, technology, property or other assets of another person or entity or in connection with the entry by us or any of our subsidiaries into any joint venture, commercial relationship or other strategic transaction (any such shares of Class A common stock being referred to as “Acquisition Securities”) shall not be considered to be
“outstanding” for the purposes of the proviso, and provided further that a determination by the board of directors as to whether shares of Class A common stock constitute Acquisition Securities shall be conclusive and binding; and (Z) the date that is nine months after the death or permanent and total disability of our founder, George Kurtz, provided that such date may be extended by a majority of the independent members of our board of directors to a date that is not longer than 18 months from the date of such death or disability.

        In addition, a holder’s shares of Class B common stock will automatically convert into shares of Class A common stock upon (i) the affirmative written election of such Class B stockholder, (ii) the occurrence of a transfer, except for certain transfers described in our Certificate of Incorporation, including certain transfers where sole dispositive power and exclusive voting control with respect to the shares of the Class B common stock are retained by the transferring holder and transfers of Class B common stock made by an Identified Fund Stockholder (as defined in our Certificate of Incorporation) to a fund managed or advised by such Identified Fund Stockholder, or (iii) if such holder is a natural person, the death of such holder.
Preferred Stock
Pursuant to our Certificate of Incorporation, our board of directors has the authority, without further action by the stockholders, to issue from time to time up to 100,000,000 shares of preferred stock in one or more series. Our board of directors may designate the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, redemption rights, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series. The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock or delaying, deterring, or preventing a change in control. Such issuance could have the effect of decreasing the market price of the common stock. We currently have no plans to issue any shares of preferred stock.
Anti-Takeover Provisions of our Certificate of Incorporation, Bylaws, and Delaware Law
Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying, deferring or discouraging another party from acquiring control of us. These provisions and certain provisions of Delaware law, which are summarized below, could discourage takeovers, coercive or otherwise. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us.
Dual Class Stock. We have a dual class common stock structure, which provides our stockholders prior to our initial public offering, co-founders, executives, employees, directors and their affiliates with significant influence over all matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or our assets.
Issuance of Undesignated Preferred Stock. As discussed above in the section titled “Preferred Stock,” our board of directors will have the ability to designate and issue preferred stock with voting or other rights or preferences that could deter hostile takeovers or delay changes in our control or management.
Limits on Ability of Stockholders to Act by Written Consent or Call a Special Meeting. Our Certificate of Incorporation provides that our stockholders may not act by written consent after the first date on which the number of outstanding shares of our Class B common stock represents less than 10% of the aggregate number of outstanding shares of our Class A common stock and our Class B common stock, taken together as a single class. This limit on the ability of stockholders to act by written consent may lengthen the amount of time required to take stockholder actions. As a result, the holders of a majority of our capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws.
In addition, our Certificate of Incorporation provides that special meetings of the stockholders may be called only by the chairman of the board, the chief executive officer, or our board of directors acting pursuant to a resolution adopted by a majority of the board of directors. A stockholder may not call a special meeting, which may delay the ability of our stockholders to force consideration of a proposal or for holders controlling a majority of our capital stock to take any action, including the removal of directors.
        Advance Requirements for Advance Notification of Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors. These advance notice procedures may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed and may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of our company.
        Board Classification. Our Certificate of Incorporation provides that our board of directors is divided into three classes, one class of which is elected each year by our stockholders. The directors in each class serve for a three-year term. Our classified board of directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us because it generally makes it more difficult for stockholders to replace a majority of the directors.
        Election and Removal of Directors. Our Certificate of Incorporation and Bylaws contain provisions that establish specific procedures for appointing and removing members of our board of directors. Under our Certificate of Incorporation and Bylaws, vacancies and newly created directorships on our board of directors may be filled only by a majority of the directors then serving on the board of directors. Under our Certificate of Incorporation and Bylaws, directors may be removed only for cause by the affirmative vote of the holders of a majority of the total voting power of all outstanding securities of the Company generally entitled to vote in the election of directors, voting together as a single class.
        No Cumulative Voting. The Delaware General Corporation Law provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless our Certificate of Incorporation provides otherwise. Our Certificate of Incorporation and Bylaws do not expressly provide for cumulative voting. Without cumulative voting, a minority stockholder may not be able to gain as many seats on our board of directors as the stockholder would be able to gain if cumulative voting were permitted. The absence of cumulative voting makes it more difficult for a minority stockholder to gain a seat on our board of directors to influence our board of directors’ decision regarding a takeover.
        Amendment of Charter Provision. Certain amendments to our Certificate of Incorporation will require the approval of two-thirds of the then-outstanding voting power of our capital stock.

        Delaware Anti-Takeover Statute. We are subject to the provisions of Section 203 of the
Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•prior to the date of the transaction, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, (1) shares owned by persons who are directors and also officers and (2) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting stock. The existence of this provision could have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

        The provisions of Delaware law and the provisions of our Certificate of Incorporation and Bylaws could have the effect of discouraging others from attempting hostile takeovers and as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is also possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.

        Exclusive Forum. Our Bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees to us or our stockholders, (3) any action asserting a claim against the company or any director or officer of the company arising pursuant to any provision of the Delaware General Corporation Law, (4) any action to interpret, apply, enforce, or determine the validity of our Certificate of Incorporation or Bylaws, or (5) any other action asserting a claim that is governed by the internal affairs doctrine shall be a state or federal court located within the State of Delaware, in all cases subject to the court’s having jurisdiction over indispensable parties named as defendants. However, this exclusive forum provision does not apply to suits brought to enforce a duty or liability created by the Exchange Act. In addition, our Bylaws provide that the federal district courts of the United States will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to these provisions. Although we believe these provisions benefit us by providing increased consistency in the application of Delaware law or federal law for the specified types of actions and proceedings, these provisions may have the effect of discouraging lawsuits against us or our directors and officers.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The transfer agent's address is 6201 15th Avenue, Brooklyn, New York 11219, and its telephone number is (800) 937-5449.